Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205777

Supplementing the Preliminary

Prospectus Supplement dated November 9, 2015

(To Prospectus dated July 21, 2015)

Pricing Term Sheet

$1,250,000,000

Zoetis Inc.

November 9, 2015

$500,000,000 3.450% Senior Notes due 2020

$750,000,000 4.500% Senior Notes due 2025

Issuer:	Zoetis Inc.
Title:	3.450% Senior Notes due 2020	4.500% Senior Notes due 2025
Principal Amount:	$500,000,000	$750,000,000
Maturity Date:	November 13, 2020	November 13, 2025
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2016	May 13 and November 13, commencing May 13, 2016
Coupon:	3.450%	4.500%
Benchmark Treasury:	1.375% UST due October 31, 2020	2.000% UST due August 15, 2025
Benchmark Treasury Price and Yield:	98-07 1⁄4 / 1.749%	96-31 / 2.349%
Spread to Benchmark Treasury:	+173 bps	+218 bps
Price to Public:	99.868% of the principal amount	99.769% of the principal amount
Yield to Maturity:	3.479%	4.529%
Make-Whole Redemption:	+30 bps	+35 bps
Special Mandatory Redemption:	At a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date.	Not applicable.
Par Call:	On or after October 13, 2020	On or after August 13, 2025
CUSIP/ISIN:	98978V AJ2 / US98978VAJ26	98978V AK9 / US98978VAK98
Denominations:	$2,000 and integral multiples of $1,000
Ratings of the Notes*:	Baa2 / BBB- (Moody’s /S&P)
Trade Date:	November 9, 2015

Settlement Date:	T + 3; November 13, 2015
Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Co-Managers:	TD Securities (USA) LLC Deutsche Bank Securities Inc. Rabo Securities USA, Inc. Standard Chartered Bank[1] Loop Capital Markets LLC

Change from Preliminary Prospectus Supplement:	The Change of Control definition in the Preliminary Prospectus Supplement under “Description of Notes – Change of Control” is amended by deleting the phrase, “other than Pfizer and its affiliates”.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

Notes:

1 Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Barclays Capital Inc. at toll free 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as result of this communication being sent by Bloomberg or another email system.

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